Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Logitech International S.A.:

We consent to the use of our report dated May 26, 2017, with respect to the consolidated balance sheets of Logitech International S.A. and subsidiaries as of March 31, 2017 and 2016 and the related consolidated statements of operations, comprehensive income (loss), changes in shareholder’s equity, and cash flows for each of the years in the three-year period ended March 31, 2017, the related financial statement schedule, and the effectiveness of internal controls over financial reporting as of March 31, 2017, incorporated herein by reference.

Our report dated May 26, 2017, on the effectiveness of internal controls over financial reporting as of March 31, 2017, expresses our opinion that Logitech International S.A. did not maintain effective internal controls over financial reporting as of March 31, 2017 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to the accuracy of the allowance and accruals for customer incentive and pricing programs has been identified and included in management’s assessment in Item 9A (b).

/s/ KPMG LLP

Santa Clara, California
November 1, 2017